Investor Contact: (800) 262-1122

FOR IMMEDIATE RELEASE

Eaton Vance Senior Income Trust Announces

Telephonic Annual Meeting Of Shareholders On October 14, 2021

BOSTON, MA, October 4, 2021 — The following notice relates to the Annual Meeting of Shareholders of Eaton Vance Senior Income Trust (NYSE: EVF):

Notice That Annual Meeting Of Shareholders

Will Be A Telephonic Meeting

Due to the public health impact of the coronavirus pandemic (COVID-19) and to support the health and well-being of our shareholders, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eaton Vance Senior Income Trust (the “Fund”) to be held on Thursday, October 14, 2021 at 11:30 a.m. Eastern Time (the “Meeting”) will be held in a telephonic format. Shareholders will not be able to attend the Meeting in person.

If, as of August 3, 2021, you were a holder of record of Fund shares (i.e., you held Fund shares in your own name directly with the Fund), you are entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. If you wish to participate in the Meeting, you should email your full name and address to AST Fund Solutions, LLC (“AST”) at attendameeting@astfinancial.com and include the Fund’s name in the subject line. You will then be provided with the conference call dial-in information and instructions for voting during the Meeting. All requests to participate in the Meeting must be received by AST no later than 3:00 p.m. Eastern Time on October 13, 2021.

If, as of August 3, 2021, you held Fund shares through an intermediary (such as a broker-dealer) and wish to participate in and vote at the Meeting, you will need to obtain a legal proxy from your intermediary reflecting the Fund’s name, the number of Fund shares you held and your name and email address. You may forward an email from your intermediary containing the legal proxy or attach an image of the legal proxy to an email and send it to AST at attendameeting@astfinancial.com with “Legal Proxy” in the subject line. You will then be provided with the conference call dial-in information and instructions for voting during the Meeting. All requests to participate in the Meeting must be received by AST no later than 3:00 p.m. Eastern Time on October 13, 2021.

Please contact AST at attendameeting@astfinancial.com with any questions regarding access to the Meeting, and an AST representative will contact you to answer your questions.

The Fund and the Board of Trustees are closely monitoring the evolving COVID-19 situation and, if circumstances warrant, the Fund will issue one or more additional press releases updating shareholders regarding the Meeting. Whether or not you plan to participate in the Meeting, the Fund urges you to submit your vote in advance of the Meeting by one of the methods described in the Fund’s proxy. The Fund’s proxy statement is available online at https://funds.eatonvance.com/closed-end-fund-and-term-trust-documents.php. The proxy card included with the previously distributed proxy materials will not be updated to reflect the change to a telephonic meeting and may continue to be used to vote your shares in connection with the Meeting.

By Order of the Board of Trustees,

/s/ Kimberly M. Roessiger

Kimberly M. Roessiger

Secretary

Eaton Vance applies in-depth fundamental analysis to the active management of equity, income, alternative and multi-asset strategies. Eaton Vance’s investment teams follow time-tested principles of investing that emphasize ongoing risk management, tax management (where applicable) and the pursuit of consistent long-term returns. The firm’s investment capabilities encompass the global capital markets. With a history dating back to 1924, Eaton Vance is headquartered in Boston and also maintains investment offices in New York, London, Tokyo and Singapore. For more information, visit evmanagement.com. Eaton Vance is a part of Morgan Stanley Investment Management, the asset management division of Morgan Stanley.

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